UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

 (AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2019

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana, Suite 3500, Houston, Texas 77002

(Address of principal executive offices)

(210) 998-4035

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (“Form 8-K/A”) amends the Current Report on Form 8-K filed by Camber Energy, Inc. (the “Company”) with the Securities and Exchange Commission on July 9, 2019 (the “Original Form 8-K”). This Form 8-K/A is being filed solely for the purpose of correcting a typographical error in the Original Form 8-K related to the number of shares of Series F Preferred Stock (as defined below) issuable as part of the Merger (as defined below), from 1,675 shares to 16,750 shares. No other modifications to the Original Form 8-K are being made by this Form 8-K/A. This Form 8-K/A speaks as of the original filing date of the Original Form 8-K, does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way disclosures made in the Original Form 8-K, except as otherwise set forth in this Form 8-K/A.

In accordance with Rule 12b-15 of the Securities Exchange Act of 1934, as amended, the complete text of Items 1.01, 2.01, 3.03, 5.02 and 5.03 of the Original Form 8-K, as amended by this Current Report on Form 8-K/A (the “Updated Items”), which form a part of, and should be read together with, the Original Form 8-K, are set forth below.

Item 1.01 Entry into a Material Definitive Agreement.

On July 8, 2019 (the “Closing Date”), Camber Energy, Inc. (the “Company”, “we” and “us”), entered into, and closed the transactions contemplated by, an Agreement and Plan of Merger (the “Plan of Merger” and the merger contemplated therein, the “Merger”), by and between the Company, Camber Energy Merger Sub 2, Inc., the Company’s newly formed wholly-owned subsidiary (“Merger Sub”), Lineal Star Holdings, LLC (“Lineal”), and the Members of Lineal (the “Lineal Members”). Pursuant to the Plan of Merger, the Company acquired 100% of the ownership of Lineal from the Lineal Members in consideration for newly issued shares of Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock, as described in greater detail below.

Lineal, based in Houston, Texas, is the parent company of (a) 64-year-old Lineal Industries Inc. (“Lineal Industries”), based in Pittsburgh, Pennsylvania, and (b) Lineal Star Incorporated (“Lineal Star”), headquartered in Houston, each of which were acquired by the Company as part of the Merger. Lineal Industries has provided over six decades of upstream, midstream, and utilities pipeline maintenance, specialty construction and integrity services to Fortune 500 companies located in the states of Ohio, Pennsylvania, Virginia, West Virginia, Maryland and New York.

Moving forward the Company plans to expand the Lineal brand by acquiring and developing complementary specialty engineering, procurement and construction energy infrastructure service businesses, as well as generating organic growth in downstream field services in Lineal Star, Lineal’s newly formed Gulf Coast based operation. The Company’s strategy will be a balanced approach to acquire and grow energy service businesses that focus in upstream, midstream and downstream sectors that are not severely affected by wide swings in the commodity price of oil and natural gas.

In connection with the Plan of Merger the Company entered into several other agreements, described below, including (a) a Security Exchange Agreement dated July 8, 2019 (the “Exchange Agreement”), by and between the Company and Discover Growth Fund LLC (“Discover”); (b) a Termination Agreement dated July 8, 2019, by and between the Company and Discover Growth Fund (“Discover Growth”); and (c) a Funding and Loan Agreement dated July 8, 2019, by and among the Company, Lineal, and certain of the Lineal Members who also acquired shares of the Company’s preferred stock as a result of the Merger (the “Funding Agreement”), which provided for the Company to loan $1,050,000 to Lineal, which loan was evidenced by a Promissory Note entered into by Lineal, as borrower, in favor of the Company, as lender, dated July 8, 2019 (the “Note”).

Also as part of the Merger, the Company designated three new series of preferred stock, (1) Series D Convertible Preferred Stock (the “Series D Preferred Stock” and the certificate of designations setting forth the rights thereof, the “Series D Designation”); (2) Series E Redeemable Convertible Preferred Stock (the “Series E Preferred Stock” and the certificate of designation setting forth the rights thereof (the “Series E Designation”); and (3) Series F Redeemable Preferred Stock (the “Series F Preferred Stock” and the certificate of designation setting forth the rights thereof, the “Series F Designation”, and the Series E Preferred Stock and the Series F Preferred Stock, collectively, the “Series E and F Preferred Stock”). Additionally, with the approval of the holders thereof, the Company amended and restated the designation of its Series C Redeemable Convertible Preferred Stock (the “Series C Preferred Stock” and the amended and restated designation setting forth the rights thereof, the “Series C Designation”). All of the preferred stock and related designations are described in greater detail below under “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year”.

The result of the Plan of Merger, Series D Designation and Series E Designation, each as described in greater detail below, will be that, effective upon the Shareholder Approval Date (as defined below under “Plan of Merger”), and subject to the Closing Conditions of the Exchange Agreement (defined and discussed below under “Exchange Agreement”), (a) the common stock holders of the Company will hold 6.67% of the Company’s fully-diluted capitalization; (b) Discover will hold Series D Preferred Stock convertible into 26.67% of the Company’s fully-diluted capitalization, subject to the terms of the Series D Preferred Stock; and (c) the Lineal Members, who hold the Series E Preferred Stock, will have the right to convert such Series E Preferred Stock, subject to the terms thereof, as discussed below, into 66.67% of the Company’s fully-diluted capitalization, subject to the 3% Increase described below under “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” – “Series E Redeemable Convertible Preferred Stock”. In the event the Shareholder Approval Date does not occur, the Series E Preferred Stock will not convertible, the Series C Preferred Stock will not be exchanged for Series D Preferred Stock, no Series D Preferred Stock will not be outstanding and as a result, the terms of the Series C Preferred Stock, as set forth in the Series C Designation, will continue to apply.

Currently the Company does not anticipate holding a meeting to seek the Shareholder Approval (described below under “Plan of Merger”) until the later of November 4, 2019, and the date that the Board of Directors reasonably believes that the Company will meet the NYSE American’s initial listing requirements on the date of such Shareholder Approval, which the Company believes will be required, as a result of prior conversations with the NYSE American, due to the fact that upon Shareholder Approval, a ‘reverse merger’ under the NYSE American rules will be deemed to have occurred and the combined company (the Company and Lineal) will be required to re-meet the initial listing requirements of the NYSE American.

Plan of Merger

Pursuant to the Plan of Merger, Merger Sub merged with and into Lineal, with Lineal continuing as the surviving entity in the Merger and as a wholly-owned subsidiary of the Company.

As a result of the Merger, (b) each outstanding common share of Lineal (the “Lineal Common Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into 0.95 shares of newly designated Series E Preferred Stock (i.e., into an aggregate of 950,000 shares of Series E Preferred Stock); and (b) (i) 1,140,000 preferred shares of Lineal (“Lineal Preferred Shares”) issued and outstanding prior to the Effective Time, were converted into 50,000 shares of Series E Preferred Stock; and (ii) 535,000 Lineal Preferred Shares, issued and outstanding immediately prior to the Effective Time, were converted into 16,750 shares of newly designated Series F Preferred Stock. The Company issued to the members of Lineal a total of 1,000,000 shares of Series E Preferred Stock (“Series E Shares”) and 16,750 shares of Series F Preferred Stock (“Series F Shares”), pursuant to the Plan of Merger. The Series E Preferred Stock and Series F Preferred Stock have the rights and privileges described below in Item 5.03. The completion of the Merger was not subject to the approval of the shareholders of the Company, however, as discussed below, the conversion rights of the Series E Preferred Stock, are subject to shareholder approval.

At the Effective Time, by virtue of the Merger, all shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time were converted into and became 1,000,000 validly issued, fully paid and nonassessable Lineal Common Shares and 1,675,000 validly issued, fully paid and nonassessable Lineal Preferred Shares, all of which are held by the Company.

The Plan of Merger contains customary representations and warranties of each party for a transaction of this type. The Plan of Merger also contains customary covenants and indemnification obligations of the parties.

The Plan of Merger contained certain post-closing requirements. Those include:

●	Requiring the Company to prepare and file a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in order to seek shareholder approval of the issuance of the shares of common stock upon conversion of the Series E Preferred Stock, the terms of the Plan of Merger and such other matters that the holders of the Series E Preferred Stock may reasonably request and/or that are required to be approved by the shareholders of Company pursuant to applicable NYSE American rules and regulations in accordance with applicable rules and requirements of the SEC and the NYSE American (the “Shareholder Approval” and the date of such Shareholder Approval, the “Shareholder Approval Date”) at a duly called meeting of shareholders of the Company (the “Shareholder Meeting”) which Shareholder Approval shall be received prior to November 22, 2019, or if a Lineal Transaction has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Company and a majority in interest of the Series E Preferred Stock (a “Majority Interest”). “Lineal Transaction” means an acquisition by Lineal of assets or securities which results in the Company, immediately after such acquisition, being able to meet the initial listing requirements of the NYSE American.

●	Notwithstanding the above, the Shareholder Approval is not to be received, and the Shareholder Meeting shall be adjourned, extended, delayed, abandoned or re-scheduled, if the NYSE American determines that a “back-door listing”/“reverse merger” is deemed to occur upon receipt of such Shareholder Approval, until or unless the Company, upon receipt of the Shareholder Approval (or immediately prior to such anticipated date of Shareholder Approval), in the reasonable determination of the Company, qualifies for initial listing of the Company’s common stock on the NYSE American, pursuant to the applicable guidance and requirements of the NYSE American.

●	After the Closing Date, until the Shareholder Approval is received, the executive officers and directors of Company, shall not, in aggregate, be paid, or accrue, compensation in excess of $78,333 per month, not including the reimbursement of certain expenses, unless such compensation is approved with the consent of a Majority Interest.

Additionally, pursuant to the Plan of Merger, and the letter of intent entered into in connection therewith, we agreed to pay for the audits required in connection with the filings required to be made by the Company, post-closing, and to reimburse Lineal for its reasonable and actual expenses incurred in connection with the transactions contemplated by the Plan of Merger, up to a maximum of $200,000, upon receipt by the Company of documentation of the same.

Securities Exchange Agreement

Pursuant to the Exchange Agreement, Discover agreed, that on the Approval Date (which also requires that the shares of common stock issuable upon conversion of the Series D Preferred Stock and the terms of the Exchange Agreement are approved by the Company’s shareholders), subject to the terms and conditions of the Exchange Agreement, that all shares of Series C Preferred Stock held by Discover as of the Approval Date will be exchanged for a number of shares of Series D Preferred Stock equal to four (4) times the total number of shares of common stock outstanding as of such date, divided by 1,000, rounded up to the nearest whole share (the “Exchange Shares”). For example only, if the total number of shares of common stock outstanding are 3,000,000, the number of Series D Preferred Stock shares due to Discover would equal 12,000 (3,000,000 x 4 = 12,000,000, divided by 1,000 = 12,000).

The closing of the transactions contemplated by the Exchange Agreement is subject to the satisfaction of certain closing conditions, including the following (the “Closing Conditions”):

●

(i) the shareholders of the Company have provided the Shareholder Approval and approved (a) the transactions contemplated by the Exchange Agreement; and (b) the issuance of shares of common stock upon the conversion of the Series D Preferred Stock; (ii) the Company has received approval by the NYSE American of the supplemental listing of shares of common stock issuable upon conversion of the Series E Preferred Stock; and (iii) the shareholders have approved such other terms and conditions as may be required to be approved by the NYSE American, including for the continued listing of the Company’s common stock after the transactions contemplated by the Plan of Merger (collectively, the “Approval”). “Approval Date” means the first business day after the date that all of the requirements of Approval are met;

●

Immediately following the issuance of the Exchange Shares, such Exchange Shares will be convertible into 26.67% of the Company’s shares of common stock on a fully-diluted basis; and

●

The Company’s common stock is listed for and trading on the NYSE American on the Approval Date.

Effective on the Approval Date, the November 23, 2018 Stock Purchase Agreement (the “November 2018 Stock Purchase”) entered into between the Company and Discover will be deemed terminated and Discover will be deemed to have released the Company from any and all obligations under such November 2018 Stock Purchase including, but not limited to obligations or liabilities for past defaults or failures to comply with the terms of such November 2018 Stock Purchase or the securities issued in connection therewith.

The Exchange Agreement also includes indemnification obligations requiring the Company to indemnify Discover against certain breaches by the Company of the terms of the Exchange Agreement and from actions to challenge the Exchange Agreement.

The Exchange Agreement included provisions whereby Discover (a) agreed to vote any shares of common stock of the Company which it holds in favor of and “for” approval of the Plan of Merger and the terms thereof, and the securities issuable upon conversion of preferred stock issued therewith, and those other proposals which are recommended by approval by the Board of Directors of the Company in the proxy statement filed by the Company in connection with the Shareholder Meeting to approve such items; (b) consented to the terms of the Plan of Merger and related transactions; (c) agreed not to transfer ownership of the shares of Series C Preferred Stock which it held prior to the earlier of the Approval Date and the date the Exchange Agreement is terminated; and (d) agreed not to short the Company’s common stock (collectively, the “Discover Obligations”). The Company also provided Discover and its affiliates a general release in connection with Discover’s entry into the Exchange Agreement.

The Exchange Agreement terminates if the Approval Date has not been received before December 31, 2020.

Finally, the Exchange Agreement amended the terms of the November 2018 Purchase Agreement to delete the terms thereof relating to future sales of additional shares of Series C Preferred Stock under such agreement. As a result, Discover has no obligation to sell, and we have no right to purchase, any additional shares of Series C Preferred Stock under the November 2018 Purchase Agreement.

Termination Agreement

Pursuant to the Termination Agreement, Discover LLC agreed, that effective as of the Approval Date, all of its rights under the (a) Preferred Stock Purchase Agreement between Discover LLC and the Company, dated April 6, 2016; (b) Securities Purchase Agreement between Discover LLC and the Company, dated April 6, 2016; (c) Stock Purchase Agreement between Discover LLC and the Company, dated October 5, 2017; and (d) Stock Purchase Agreement between Discover LLC and the Company, dated October 26, 2018, each of (a) through (d), as amended from time to time (collectively, the “Purchase Agreements”), and all of Discover LLC’s rights under the Redeemable Convertible Subordinated Debenture from the Company in the original principal amount of $530,000 (“Debenture”), and all rights to true-ups thereunder, would be terminated, along with all rights thereunder.

The Termination Agreement is subject to the same Closing Conditions as the Exchange Agreement (discussed above). The Termination Agreement also included obligations of Discover LLC substantially similar to the Discover Obligations. The Company also provided Discover LLC and its affiliates a general release in connection with Discover’s entry into the Exchange Agreement.

Funding and Loan Agreement

The Funding Agreement required the Company, promptly following the Closing Date, to deposit into a newly opened and dedicated bank account, $4,000,000 (the “Deposit”), which is intended to be used for acquisitions. The disbursement of the Deposit from the account is required to be approved by (i) a person designated by the holders of the Series E Preferred Stock; and (ii) the Company. The entire amount of the Deposit and all interest thereon, is to be held in the account until the earlier of (a) the receipt of a final, non appealable order of any court or arbitrator of competent jurisdiction with written payment instructions of the prevailing party to effectuate such order; and (b) the written agreement executed by (a) Majority In Interest and the holder of the Series F Preferred Stock (collectively, a “Preferred Majority”); and (b) the Company, setting forth the disbursement of all or a portion of the Deposit for acquisitions of assets and/or securities of complementary businesses of Lineal (the “Release Approval”). Each Release Approval is also required to set forth the structure of the acquisition, including the ownership breakdown of any acquired entity, business or assets, between Lineal and the Company.

The Funding Agreement also required the Company to wire $1,050,000 in immediately available funds to Lineal (the “Loan”). The Loan was documented by the Note (described below).

The Funding Agreement terminates on the first to occur of (a) the distribution of all of the amounts in the account in accordance with the agreement; (b) the consent of a Preferred Majority; and (c) delivery to the former holders of the Series E and F Preferred Stock, by the Company, of a notice of termination, in the event the Series E and F Preferred Stock have been fully redeemed by the Company.

Promissory Note

The Note, issued by Lineal as borrower, in the amount of $1,050,000, accrues interest, compounded monthly, at 10% per annum (18% upon the occurrence of an event of default), beginning upon the date, if ever, that the Company no longer owns at least 50% of the voting securities of Lineal (the “Interest Effective Date”), and is either to be (a) forgiven on the Shareholder Approval Date; or (b) payable in full together with accrued interest thereon, two (2) years from the Interest Effective Date, or earlier upon acceleration upon the occurrence of an event of default under the Note. The Note contains standard and customary events of default. The amount loaned by the Company to Lineal pursuant to the Note was, or will be, promptly paid to affiliates of Lineal in order to satisfy amounts owed to such affiliates as of the Closing.

In the event the Shareholder Approval has been received, the Note and all principal and interest due thereunder will be automatically forgiven by the Company.

Indemnification Agreements

On July 3, 2019, the Company entered into an Indemnification Agreement with each of its then officers and directors. The Indemnification Agreements provide for certain indemnification obligations and requirements of the Company as to each officer and director, including contractual rights of indemnification, which are in addition to and which do not limit, the rights to indemnification provided in the Company’s Articles of Incorporation (as amended) and Bylaws (as amended), and expense advancement obligations of the Company in connection therewith. The rights to indemnification are subject to certain exceptions contained in the Indemnification Agreement, including for claims brought by the indemnitee, claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, and claims which include assertions made by an indemnitee which a court of competent jurisdiction determines were not made in good faith or were frivolous.

* * * * *

The foregoing descriptions of the Plan of Merger, Exchange Agreement, Termination Agreement, Funding Agreement, Note and Indemnification Agreements do not purport to be complete and are qualified in their entirety by reference to the Plan of Merger, Exchange Agreement, Termination Agreement, Funding Agreement, Note, and form of Indemnification Agreement, copies of which are incorporated by reference as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information and disclosures in Item 1.01 above relating to the Plan of Merger, the Merger, the related documents, agreements and disclosures, are incorporated by reference in this Item 2.01 in their entirety.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the Plan of Merger, as discussed in Item 1.01, above, the Company issued the prior Members of Lineal, the Series E Shares and Series F Shares. We claim an exemption from registration for the issuances described above pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since: the foregoing issuances did not involve a public offering, the recipients were (a) “accredited investors”; and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended and Restated Series C Redeemable Convertible Preferred Stock

The Series C Designation, which was approved by the Board of Directors of the Company on July 2, 2019, and the holders of the Series C Preferred Stock on July 8, 2019, and filed by the Company with the Secretary of State of Nevada on July 8, 2019, amended and restated the prior designation of the Company’s Series C Preferred Stock to clarify that such preferred stock was junior to the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Convertible Preferred Stock, as to the securities and assets of Lineal and its existing and future subsidiaries (the “Lineal Assets”), but senior to the Series E and F Preferred as to all other assets of the Company; to provide that the Merger was not a deemed liquidation event under the Series C Designation, and to provide the Series E Preferred Stock and Series F Preferred Stock holders priority rights to the Lineal Assets upon a liquidation of the Company (through the redemption of such Series E Preferred Stock and Series F Preferred Stock).

Other than as described above, there were no material changes to the previous rights of the Series C Preferred Stock, as described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2019, as filed with the Securities and Exchange Commission on July 1, 2019, under “Part II” – “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” – “Preferred Stock” – “Series C Redeemable Convertible Preferred Stock”.

Series D Convertible Preferred Stock

The Series D Designation, which was approved by the Board of Directors of the Company on July 2, 2019, and filed by the Company with the Secretary of State of Nevada on July 3, 2019, designates 50,000 shares of Series D Preferred Stock, $0.001 par value per share. The issuance of the Series D Preferred Stock is subject to certain closing conditions as discussed above in Item 1.01 in connection with the Exchange Agreement. The Series D Preferred Stock has the following rights:

Dividend Rights. The Series D Preferred Stock does not accrue dividends.

Liquidation Preference. The Series D Designation provides that the Series D Preferred Stock is (a) senior to the Company’s common stock; (b) pari passu with respect to the Series E and F Preferred Stock; and (c) junior to all existing and future indebtedness of the Company (provided that the consent of the Series D Preferred Stock holders is required for the Company to issue any securities senior to the Series D Preferred Stock, other than the Series E and F Preferred Stock). If the Company determines to liquidate, dissolve or wind-up its business and affairs, or upon closing or occurrence of any Deemed Liquidation Event (defined below), the Company will prior to or concurrently with the closing, effectuation or occurrence any such action, redeem the Series D Preferred Stock for cash, by wire transfer of immediately available funds to an account designated by Holder, at an amount equal to the Liquidation Value per share of Series D Preferred Stock. The “Liquidation Value” is equal to $10 million divided by the total number of shares of Series D Preferred Stock issued pursuant to the terms of the Exchange Agreement. The $10 million liquidation preference of the Series D Preferred Stock will be a significant decrease from the aggregate liquidation preference which currently applies to the Series C Preferred Stock, which is approximately $75 million.

A “Deemed Liquidation Event” includes: (a) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, subject to certain exceptions described in the Series D Designation; (b) Company issues convertible or equity securities that are senior to the Series D Preferred Stock in any respect; (c) the holders do not receive the number of shares stated in a notice of conversion within 5 trading days; (d) trading of the Common Stock is halted or suspended by the NYSE American or whatever is at the applicable time, the principal U.S. trading exchange or market for the common stock or any U.S. governmental agency for 10 or more consecutive trading days; (e) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

Conversion Rights. Each share of Series D Preferred Stock may be converted into 1,000 shares of common stock (“Conversion Shares”) at any time at the option of the holder. The Series D Preferred Stock is subject to a beneficial ownership limitation, which prevents any holder of the Series D Preferred Stock from converting such Series D Preferred Stock into common stock, if upon such conversion, the holder would beneficially own greater than 4.99% of all common stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; provided, however, that any holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to the Company.

Voting Rights. The Series D Preferred Stock has no voting rights on general corporate matters, provided that the Series D Designation does contain customary protective provisions restricting the Company’s ability to amend or modify the rights of the Series D Preferred Stock without the consent of the holders thereof. The Series D Preferred Stock has no right to vote on any matters except: (a) on an amendment to the Series D Designation, (b) on a proposal to reduce the Company’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Company; (e) on a proposal for the disposal of all or substantially all the Company’s property; and (f) during the winding-up of the Company.

Redemption Rights. The Company may, in its sole and absolute discretion, redeem any or all shares of Series D Preferred Stock then outstanding at any time by paying Holder in cash an amount per share equal to the Redemption Value for the shares redeemed. The “Redemption Value” equals $12 million divided by the total number of shares of Series D Preferred Stock issued pursuant to the terms of the Exchange Agreement.

Series E Redeemable Convertible Preferred Stock

The Series E Designation, which was approved by the Board of Directors of the Company on July 2, 2019, and filed by the Company with the Secretary of State of Nevada on July 3, 2019, designates one million shares of Series E Preferred Stock, $0.001 par value per share of the Company. The Series E Preferred Stock has the following rights:

Dividend Rights. The Series E Preferred Stock does not accrue any dividends, provided that, subject to the rights of the holders, if any, of any shares of the Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock or other securities senior to or pari passu with, the Series E Preferred Stock, the holders of Series E Preferred Stock are entitled to such dividends paid and distributions made to the holders of common stock to the same extent as if such holders had converted the Series E Preferred Stock into common stock at the Conversion Rate (described below under “Conversion Rights”)(without regard to any limitations on conversion herein or elsewhere) and had held such shares of common stock on the record date for such dividends and distributions.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series E Preferred Stock are entitled to receive prior to the holders of the Company’s other security holders, except in the case of the Series C Preferred Stock, which is junior in ranking only to the first distributions up until $2,000 per share of Series E Preferred Stock (the original issue price per share), and the Series F Preferred Stock, the Company’s capital leases as may be in place from time to time and other senior debt approved by a Majority In Interest, and then is entitled to pari passu ranking, and pro rata with the holders of the Company’s Series D Preferred Stock, an amount per share for each share of Series E Preferred Stock held by them equal to the greater of (a) $2,000 per share and (b) the amount of cash that would have been received had such share of Series E Preferred Stock been converted into common stock immediately prior to such Liquidation Event based on the Conversion Rate.

Conversion Rights. Each share of Series E Preferred Stock is convertible, at the option of the holder thereof, at any time following the Approval Date, into that number of shares of common stock as equal the Conversion Rate. For the purposes of the following sentence:

●	“Approval Date” means the later of (a) the first business day after the date that all of the requirements of Shareholder Approval are met; and (b) the business day that the Company has affected a reverse stock split of its outstanding common stock subsequent to the Shareholder Approval, to the extent such reverse stock split is deemed necessary by a Majority In Interest in writing prior to the date of Shareholder Approval.
●	“Conversion Rate” means that number of shares of common stock as equals 67% of the Company’s fully-diluted shares (including all common stock and all shares of common stock issuable upon conversion of the Series D Preferred Stock)(“Fully-Diluted Shares”), unless (a) the 30-day average trading price of the Company’s common stock, as calculated pursuant to applicable NYSE American rules and requirements, following the Shareholder Approval date is below $0.20 per share (which value is not subject to adjustment in connection with any recapitalizations or splits); or (b) the failure of the Company, on the date that the Company’s shareholders have approved the transactions contemplated by the Plan of Merger and the issuance of shares of common stock upon the conversion of the Series E Preferred Stock, or the first business day immediately following such date, to meet the listing standards for the listing of the Company’s common stock on the NYSE American, at which time the applicable percentage shall be 70% of the Fully-Diluted Shares (the “3% Increase”), in each case divided by the 1,000,000 shares of Series E Preferred Stock issued in connection with the Merger.

Voting Rights. Except as otherwise expressly provided in the Series E Designation, the holders of Series E Preferred Stock and common stock vote together as a single class and not as separate classes. Each outstanding share of Series E Preferred Stock is entitled to vote a number of voting shares equal to the Voting Shares on all shareholder matters to come before the shareholders of the Company (whether at a meeting of the shareholders of the Company, by written action of shareholders in lieu of a meeting or otherwise) (the “Voting Rights”); provided that the Voting Rights shall not apply, and the Holders shall not be allowed to vote on, the Shareholder Approval. “Voting Shares” means (i) 18.9% of the total shares of common stock issued and outstanding on the date the Plan of Merger was agreed to by the parties, prior to the Approval Date; and (b) 76.0% of the Company’s total voting shares on, and following, the Approval Date, divided by the 1 million shares of Series E Preferred Stock issued in connection with the Plan of Merger.

Additionally, for so long as the outstanding Series E Preferred Stock shares have the right to vote at least 5% of the Company’s total voting shares, the Series E Preferred Stock, voting as a group, have the right to (a) appoint one member to the Company’s Board of Directors; (b) appoint four (4) members of Lineal’s Board of Directors (i.e., the managers of Lineal) (prior to Shareholder Approval); and one (1) member to Lineal’s Board of Directors (subsequent to Shareholder Approval), provided that unless approved by a Majority In Interest, the Board of Directors of Lineal shall have no more than five (5) members; (c) nominate an individual to serve as the Chief Operating Officer of the Company (“COO”); and (d) nominate individuals to serve as the executive officers of Lineal. The Company anticipates Lineal nominating its appointee on the Company’s Board of Directors and the COO shortly after the filing of this report, which appointees will be disclosed in a subsequent Form 8-K filing. The Company plans to appoint its Interim Chief Executive Officer, Louis G. Schott as the Company’s appointee on the Lineal Board of Directors.

Until the earlier of (a) the fifth (5th) anniversary of the Closing Date; and (b) the date that 5% or less of the 1 million shares of Series E Preferred Stock issued in connection with the Merger are outstanding (the “Protective Provision Termination Date”), the Company is not authorized to affect any Material Asset Transfer or change of control, as described in the Series E Designation (collectively, a “Material Transaction”), without the consent of a Majority In Interest. “Material Asset Transfer” means (i) the sale, license, distribution or transfer, of more than 20% of the assets of (a) the Company; or (b) Lineal, in a single transaction or a series of related transactions, subject to certain exceptions; or (ii) the merger, consolidation or reorganization of the Company or Lineal with another corporation, partnership or other entity and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities of the surviving or resulting corporation, partnership or other entity shall be owned in the aggregate by the shareholders of the Company (as to the Company) or the Company (as to Lineal), as determined immediately prior to the consummation of such merger, consolidation or reorganization.

Additionally, until the Protective Provision Termination Date, the Company shall not, without first obtaining the approval of a Majority In Interest: (a) issue any shares of Preferred Stock, other than as contemplated by the Plan of Merger; issue any Lineal Common Shares or Lineal Preferred Shares; or (c) issue any shares of common stock or convertible securities, except for: (i) shares of common stock issued upon conversion of the Series F Preferred Stock; (ii) shares of common stock issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, or as otherwise provided for in the Series C Designation or Series D Designation; (iv) shares of Series D Preferred Stock pursuant to the Exchange Agreement; (v) shares of common stock issuable pursuant to the terms of agreements or understandings which were in place as of the Closing Date, and which have not been amended, modified or revised after such Closing Date, except to make such terms more favorable to the Company; and (vi) shares of common stock issuable upon the exercise of options or upon the conversion or exchange of convertible securities, outstanding as of the Closing Date, in each case provided such issuance is pursuant to the terms of such option or convertible security as was in effect as of the Closing Date, except to the extent such terms are amended or revised to make such terms more favorable to the Company.

The Series E Designation also provides the Series E Preferred Stock holders customary protective provisions requiring the consent of the Series E Preferred Stock holders for certain matters, including amending the Lineal Company Agreement, which would adversely affect the rights of the Series E Preferred Stock holders and/or the Series E Preferred Stock.

Redemption Rights. The Holders, with the consent of a Majority In Interest, have the option, exercisable from time to time after November 22, 2019, or if a Lineal Transaction (as described and defined above under “Item 1.01 Entry into a Material Definitive Agreement” – “Plan of Merger”), has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Company and a Majority In Interest, provided that the Shareholder Approval has not been received by such date, to require that the Company redeem shares of the outstanding Series E Preferred Stock (a “Redemption”). Each Redemption shall be on a one-for-one basis between Series E Preferred Stock and Lineal Common Shares and shall be subject to applicable law. No redemption of the Series E Preferred Stock is allowed unless there is a pro rata redemption of the Series F Preferred Stock. In the event the Series E Preferred Stock was fully-redeemed, the Series E Preferred holders and Series F Preferred Stock holders would be able to re-acquire 100% of the securities of Lineal.

Series F Redeemable Preferred Stock

The Series F Designation, which was approved by the Board of Directors of the Company on July 2, 2019, and filed by the Company with the Secretary of State of Nevada on July 3, 2019, designates 16,750 shares of Series F Preferred Stock, $0.001 par value per share of the Company. The Series F Preferred Stock has the following rights:

Dividend Rights. Dividends accrue on the Series F Preferred Stock at the end of each calendar quarter, beginning at the end of the first calendar quarter following the Closing Date, based on a price per share of Series F Preferred Stock of $100, at the rate of 8% per annum, until such Series F Preferred Stock is no longer outstanding (“Dividends” and once accrued “Accrued Dividends”). If the Company is prohibited from paying the Accrued Dividends in cash pursuant to applicable law, such Accrued Dividends shall continue to accrue until such time as the Company is legally able to pay such Accrued Dividends, during which period such Accrued Dividends shall accrue interest, compounded monthly, at the end of each month that such Accrued Dividends remain unpaid, at 12% per annum.

Liquidation Preference. In the event of a Liquidation Event, the holders of Series F Preferred Stock are entitled to receive prior to the holders of the Company’s securities other than the Series D Preferred Stock, and pro rata with the holders of the Series D Preferred Stock, but not prior to any holders of the Company’s senior securities (as described in the designation), an amount per share for each share of Series F Preferred Stock held by them equal to $100, then, after any distributions to any other shares of preferred stock, the holders are entitled to eight percent (8%) of any remaining assets left for distribution to the holders of the common stock.

Conversion Rights. The Series F Preferred Stock have no conversion rights.

Voting Rights. Except as otherwise provided in the Series F Designation or as required by law, the holders of Series E Preferred Stock and the holders of common stock shall vote together as a single class and not as separate classes. Each outstanding share of Series F Preferred Stock is entitled to vote a number of voting shares equal to (i) 1% of the total shares of common stock issued and outstanding on the date the Plan of Merger was agreed to by the parties, prior to the Approval Date; and (b) 4% of the Company’s total voting shares on the Approval Date, divided by the 16,750 shares of Series F Preferred Stock issued in connection with the Plan of Merger; provided that the Series F Preferred Stock shall not be allowed to vote on the Shareholder Approval.

The Series F Designation also provides the Series F Preferred Stock holders customary protective provisions requiring the consent of the Series F Preferred Stock holders for certain matters, including amending the Lineal Company Agreement, which would adversely affect the rights of the Series F Preferred Stock holders and/or the Series F Preferred Stock.

Until the earlier of (a) the fifth (5th) anniversary of the Closing Date; (b) the date that 5% or less of the 16,750 shares of Series F Preferred Stock issued in connection with the Merger are outstanding, the Company is not authorized to affect any Material Transaction without the consent of a majority in interest of the Series F Preferred Stock holders.

Redemption Rights. The holders of the Series F Preferred Stock have the option, exercisable from time to time after the Redemption Date, provided that the Shareholder Approval has not been received by November 22, 2019, or if a Lineal Transaction (as described and defined above under “Item 1.01 Entry into a Material Definitive Agreement” – “Plan of Merger”), has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by the Company and a majority in interest of the holders of the Series F Preferred Stock, or if Shareholder Approval has been received, then only after the date following the Closing Date when the Company has received net proceeds from the issuance of equity securities of at least $6,750,000, to require that the Company redeem all or any portion of the outstanding shares of Series F Preferred Stock for cash, by requiring the Company pay each applicable holder, an amount equal to $100 per Series F Preferred Stock share multiplied by the number of Series F Preferred Stock shares held by each applicable holder, subject to redemption. In the event the Company is prohibited from completing a redemption due to applicable law, the Company is required to redeem that number of shares of Series F Preferred Stock which is able to be redeemed under applicable law.

Additionally, concurrently with any Series E Preferred Stock redemption (discussed above under the description of the Series E Preferred Stock), the holders of the Series F Preferred Stock are required to redeem the pro rata portion of Series F Preferred Stock for shares of Lineal’s Preferred Stock, with each share of Series F Preferred Stock being redeemed in consideration for 100 shares of Lineal Preferred Stock.

* * * * *

The foregoing descriptions of the Series C Designation, Series D Designation, Series E Designation and Series F Designation do not purport to be complete and are qualified in their entirety by reference to the Series C Designation, Series D Designation, Series E Designation (as corrected by the Certificate of Correction filed as Exhibit 3.4 hereto) and Series F Designation, copies of which are incorporated by reference as Exhibits 3.1, 3.2, 3.3 and 3.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

By:	/s/ Robert Schleizer
Name:	Robert Schleizer
Title:	Chief Financial Officer

Date: July 10, 2019